CERTIFICATE OF DESIGNATION

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                        ULTRADATA SYSTEMS, INCORPORATED

            Pursuant to Section 151 of the General Corporation Law
                    ________________________________________

Ultradata Systems, Incorporated, a corporation organized and existing under the law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General
Corporation Law, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended ("Articles of Incorporation"), the Board of Directors of the Corporation, at a meeting duly called for that purpose, adopted the following resolution designating a series of 210,000 shares of Preferred Stock, $.01 par value per share, as Series B Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 210,000.

Section 2.  Dividends and Distributions.

        (A) Ordinary Dividends. In the event the Corporation declares a dividend payable to holders of any class of stock, the holder of each share of Series B Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of each share of the Corporation's Common Stock.

        (B) Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Half Cent ($.005) per share, after which the holders of Series B Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis.

Section 3. Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:
The holders of all shares of Series B Convertible Preferred Stock, as a class, shall be entitled to cast on all matters submitted to a vote of the stockholders of the Corporation an aggregate number of votes that equals fifty-one percent of all votes cast by all classes of shares.

Section 4. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption.

	(A) Before Corporate Acquisition. If the Corporation has not effected a "Corporate Acquisition" by December 31, 2006, the Series B Convertible Preferred Stock will be automatically redeemed at the close of business on that date for a redemption price of One Tenth of One Cent ($0.001) per share. A "Corporate Acquisition" means the Corporation's acquisition, through a merger or share exchange, of an operating company on terms that have been approved by the holders of the Corporation's Series C Preferred Stock.

	(B) After Corporate Acquisition. In any case, unless previously redeemed or converted, the Series B Convertible Preferred Stock will be automatically redeemed at the close of business on March 31, 2007 for a redemption price of One Tenth of One Cent ($0.001) per share.

	(C) Automatic redemption pursuant to this Section 5 shall convert the outstanding Series B Convertible Preferred Stock into the right to receive the redemption price upon delivery of the certificates for the Series B Convertible Preferred Stock to the Corporation.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its
Articles of   Incorporation or adoption of a directors' resolution or
by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

Section 8. Conversion. The holders of the Series B Convertible
Preferred Stock shall have the following rights with respect to the conversion of the Series B Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

        (A) Conversion. Subject to and in compliance with the provisions of this Section 8, any shares of Series B Convertible Preferred Stock may, at any time after the consummation of a Corporate Acquisition, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a Conversion shall be the number obtained by (i) multiplying the number of shares of Common Stock outstanding immediately after the closing of the Corporate Acquisition by 110%, (ii) multiplying the resulting product by 10%, and (iii) multiplying the resulting product by a fraction, the numerator of which is the number of shares of Series B Convertible Preferred Stock being converted, and the denominator of which is 210,000.

        (B) Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reclassification or otherwise "Reclassified Securities"), in any such event the holders of Series B Convertible Preferred Stock shall have the same Conversion Rights with respect to the Reclassified Securities as they had with respect to the Common Stock, and the conversion formula set forth in paragraph (A), above, shall be applied to determine the number of shares of Reclassified Securities to which the holder of Series B Convertible Preferred Stock is entitled.

        (C) Mechanics of the Conversion. Upon a Conversion, the holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A. Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Convertible Preferred Stock to be converted. The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Section 9. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its executive offices or to the holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 1st day of June, 2006.


ULTRADATA SYSTEMS, INCOPORATED



/s/ Monte Ross
------------------------
Monte Ross
Chief Executive Officer

                                  Exhibit A
                            NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES B CONVERTIBLE PREFERRED STOCK (the "Certificate of Designation"), of ULTRADATA SYSTEMS, INCORPORATED, a Delaware corporation (the "Corporation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares") indicated below into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

	__________________________________

Facsimile Number:_______________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________